UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)                                        July 9, 2013

PANEX RESOURCES INC.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-51707 (Commission File Number)	00-0000000 (I.R.S. Employer Identification No.)
c/o Coresco AG Level 3, Gotthardstrasse 20 Zug, Switzerland (Address of principal executive offices)		CH-6304 (Zip Code)

Registrant’s telephone number, including area code  +41-41-711-0281

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 3.02.  Unregistered Sales of Equity Securities

On April 11, 2013, Panex settled US$75,000 of outstanding debt with Michel Muhiya in consideration of an issuance of shares.  Panex’s board of directors authorized the issuance of 15 million restricted common shares at a deemed offering price of $0.005 per restricted share as settlement in full for the outstanding debt with Mr. Muhiya.  The value of the restricted shares was arbitrarily set by Panex and had no relationship to its assets, book value, revenues or other established criteria of value.  All the restricted common shares issued in this offering were issued for investment purposes in a “private transaction”.

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For the closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission.  Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with.  The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation.  Panex received from Mr. Muhiya a completed and signed agreement containing certain representations and warranties, including, among others, that (a) Mr. Muhiya was not a U.S. person, (b) Mr. Muhiya subscribed for the shares for his own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer.  No offer was made or accepted in the United States and the share certificates representing the shares have been legended with the applicable trading restrictions.

Item 8.01.  Other Events.

On June 20, 2013, Panex reached an agreement with Klaus Eckhof and Ross Doyle to cancel all of their outstanding stock options with Panex.  As a result of the cancellation of the 8 million stock options Panex currently has no outstanding stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Panex Resources Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

PANEX RESOURCES INC.

Dated: July 9, 2013	By:	/s/ Ross Doyle
Ross Doyle – CFO

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